Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 February 16, 2005

Doyle L. Arnold Named Vice Chairman of Zions Bancorporation

SALT LAKE CITY, February 16, 2005 — Doyle L. Arnold, Chief Financial Officer of Zions Bancorporation, has been named Vice Chairman of the $31 billion (assets) bank holding company. Mr. Arnold, 56, has served as executive vice president of the company since December, 2001. He will continue to serve in the capacity of Chief Financial Officer, but will add to his current responsibilities certain new administrative duties, including oversight of the Technology/Operations and Human Resources functions of the company.

Harris H. Simmons, chairman, president and CEO of Zions Bancorporation said, “We’re pleased to recognize the tremendous administrative and strategic contributions Doyle has made to Zions Bancorporation during his tenure with the Company. Doyle’s extensive banking background, his good judgment and his leadership skills will all be put to greater use in his expanded role.”

Before joining Zions Bancorporation, Mr. Arnold was formerly group executive vice president for Corporate Strategy and Development at BankAmerica Corporation in San Francisco, California. He has served in a variety of executive management positions at BankAmerica, and prior to that at Wells Fargo & Company. Mr. Arnold also served as Senior Deputy Comptroller of the Currency and executive assistant to the Deputy Secretary of the Treasury during the Reagan Administration. He had also served as chief financial and administrative officer of Bankserv, Inc., a leading electronic payments company. Mr. Arnold is a graduate of Rice University, and holds a Master’s in Business Administration degree from Stanford University.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates approximately 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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